Exhibit 10.17

EXCLUSIVE PATENT LICENSE AGREEMENT

BETWEEN

THE UNIVERSITY OF TEXAS SYSTEM

AND

PEREGRINE PHARMACEUTICALS, INC.

TABLE OF CONTENTS

	RECITALS	PAGE 1

1.	EFFECTIVE DATE	PAGE 1

2.	DEFINITIONS	PAGE 1

3.	WARRANTY: SUPERIOR-RIGHTS	PAGE 3

4.	LICENSE	PAGE 3

5.	PAYMENTS AND REPORTS	PAGE 4

6.	TERM AND TERMINATION	PAGE 7

7.	INFRINGEMENT BY THIRD PARTIES	PAGE 8

8.	ASSIGNMENT	PAGE 8

9.	PATENT MARKING	PAGE 8

10.	INDEMNIFICATION AND INSURANCE	PAGE 9

11.	USE OF NAME	PAGE 9

12.	CONFIDENTIAL INFORMATION	PAGE 10

13.	PATENTS AND INVENTIONS	PAGE 10

14.	ALTERNATE DISPUTE RESOLUTION	PAGE 11

15.	GENERAL	PAGE 11

	SIGNATURES	PAGE 13

EXCLUSIVE PATENT LICENSE AGREEMENT
BETWEEN THE UNIVERSITY OF TEXAS SYSTEM
AND
PEREGRINE PHARMACEUTICALS, INC.

THIS Agreement (AGREEMENT) is between the Board of Regents (BOARD) of The University of Texas System (SYSTEM), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of The University of Texas Southwestern Medical Center at Dallas (UT SOUTHWESTERN), a component institution of SYSTEM, and Peregrine Pharmaceuticals, Inc. (LICENSEE), a Delaware corporation having a principal place of business located at 14272 Franklin Avenue, Suite 100, Tustin, California 92780.

RECITALS

A.           BOARD owns certain PATENT RIGHTS (as defined below) and TECHNOLOGY RIGHTS (as defined below) related to LICENSED SUBJECT MATTER (as defined below), which were developed at UT SOUTHWESTERN.

B.           BOARD desires to have the LICENSED SUBJECT MATTER developed and used for the benefit of LICENSEE, INVENTORS (as defined below), BOARD, and the public as outlined in BOARD’S Intellectual Property Policy.

C.           LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1.  EFFECTIVE DATE

This AGREEMENT is effective August 18, 2005 (EFFECTIVE DATE).

2.  DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1   AFFILIATE means any business entity more than 50% owned by LICENSEE, any business entity which owns more than 50% of LICENSEE, or any business entity that is more than 50% owned by a business entity that owns more than 50% of LICENSEE.

2.2   FDA means United States Food and Drug Administration.

2.3   FIELD means all human therapeutic and diagnostic uses.

2.4   INVENTOR(S) means Philip Thorpe, Jin He, Melina Soares, Xianming Huang and Sophia Ran.

2.5   LICENSED PRODUCT means any product or service which is covered by or is produced using LICENSED SUBJECT MATTER pursuant to this AGREEMENT.

2.6   LICENSED SUBJECT MATTER means inventions, discoveries and processes covered by PATENT RIGHTS and/or TECHNOLOGY RIGHTS within FIELD.

2.7    NET SALES means the gross revenues received by LICENSEE, AFFILIATE and/or any sublicensee pursuant to Paragraph 4.3 from the SALE of LICENSED PRODUCTS less, to the extent paid by LICENSEE, AFFILIATE and/or any sublicensee: (a) cost of freight, postage, and freight insurance; (b) sales taxes, value added taxes, excise taxes, and customs duties; (c) cost of export licenses and any taxes, fees or other governmental charges imposed upon the exportation or importation of LICENSED PRODUCTS; (d) rebates accrued, incurred or paid and any price reductions required by law, rule, regulation or any governmental agency; (e) rejected shipments, returns, recalls and retroactive deductions; (f) customary cash, quantity, and trade discounts; provided, however, that with respect to the deductions specified in subsections (a) through (f) above, an amount shall be deducted only once regardless of how many categories may apply to it.  No deductions shall be made for commissions paid to sales persons or agents or for the cost of collections.

In the event that LICENSED PRODUCTS are SOLD in the form of a combination product containing one or more active ingredients other than LICENSED PRODUCTS, NET SALES for such combination products shall be calculated by multiplying actual NET SALES of the combination product by the fraction A/(A+B) where A is the invoice price of the LICENSED PRODUCT if SOLD separately and B is the total invoice price of any other active component or components in the combination if sold separately by LICENSEE or sublicensee; provided, however that the resulting value of such NET SALES of combination products shall not be less than 50% of the value of the NET SALES of the LICENSED PRODUCTS had they been SOLD separately.  If, on a country-by-country basis, the LICENSED PRODUCT and other active component or components in the combination are not SOLD separately in any country by LICENSEE or sublicensee, NET SALES for purposes of determining royalties on the combination product shall be calculated by multiplying actual NET SALES of such combination product by the fraction C/(C+D) where C is LICENSEE’S or sublicensee’s total actual cost of the LICENSED PRODUCT and D is the total actual cost of the other active ingredient(s) included in the combination product at such point; provided, however that the resulting value of such NET SALES of combination products shall not be less than 50% of the value of the actual cost of the LICENSED PRODUCTS.

2.8   PATENT RIGHTS means BOARD’S rights in the patent applications listed on Exhibit 1, the inventions described and claimed therein, and all patents anywhere in the world that issue from these, and any divisionals, continuations, continuations-in-part (but solely to the extent not containing new matter), extensions (including supplemental protection certificates), substitutions, registrations, confirmations, re-examinations, renewals and any patents issuing on any of the foregoing, as well as extensions and reissues thereof.

2.9   PHASE 1 CLINICAL STUDIES means human clinical trials in any country that satisfy the requirements of U.S. 21 CFR 312.21(a) or its non-U.S. equivalent.

2.10         PHASE 2 CLINICAL STUDIES means human clinical trials in any country that satisfy the requirements of U.S. 21 CFR 312.21(b) or its non-U.S. equivalent.

2.11         PHASE 3 CLINICAL STUDIES means human clinical trials in any country that satisfies the requirements of U.S. 21 CFR 312.21(c) or its non-U.S. equivalent.

2.12         SALE, SELL or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE, AFFILIATE and/or any sublicensee.  SALE does not include transfer or disposition of a LICENSED PRODUCT, at or below cost, for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.

2.13          TECHNOLOGY RIGHTS means BOARD’S rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created by INVENTORS at UT SOUTHWESTERN before the EFFECTIVE DATE and relating to using antibodies as treatment for viral disease and cancer which are not covered by PATENT RIGHTS but which are necessary for practicing the PATENT RIGHTS (UT SOUTHWESTERN file references UTSD:0892; UTSD:0893; UTSD:0968).

3.  WARRANTY: SUPERIOR-RIGHTS

3.1    Except for the rights, if any, of the government of the United States of America (GOVERNMENT), as set forth below, BOARD represents and warrants (1) that it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, (2) that it has the sole right to grant licenses thereunder, and (3) its belief that it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to LICENSEE except as stated herein.

3.2   LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the GOVERNMENT and, if so, that the GOVERNMENT may have certain rights relative thereto.  This AGREEMENT is explicitly made subject to the GOVERNMENT’S rights under any agreement and any applicable law or regulation.  If there is a conflict between any agreement, applicable law or regulation and this AGREEMENT, the terms of the GOVERNMENT agreement, applicable law or regulation shall prevail.  LICENSEE agrees that LICENSED PRODUCTS used or SOLD in the United States will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the GOVERNMENT.

3.3    LICENSEE understands and acknowledges that BOARD, by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER.  BOARD, by this AGREEMENT, also makes no representation as to whether there are any patents now held, or which will be held, by others or by BOARD which may be dominant or subordinate to PATENT RIGHTS, nor does BOARD make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD.

3.4   LICENSEE, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by BOARD, SYSTEM, UT SOUTHWESTERN or its employees to enter into this AGREEMENT, and further warrants and represents that (1) it has conducted sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT; and (2) LICENSEE has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

4.  LICENSE

4.1   BOARD hereby grants to LICENSEE a worldwide, royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use, import, offer for SALE and/or SELL LICENSED PRODUCTS for use within FIELD.  This grant is subject to the payment by LICENSEE to BOARD of all consideration as provided herein, and is further subject to rights retained by BOARD to:

a.   publish the general scientific findings from research related to LICENSED SUBJECT MATTER subject to the terms of Article 12, Confidential Information;

b.   use LICENSED SUBJECT MATTER for research, teaching and other educationally-related purposes; and

c.   transfer LICENSED SUBJECT MATTER to academic or research institutions for non-commercial research use with prior written consent from LICENSEE, which consent will not be unreasonably withheld or delayed.

4.2   LICENSEE may extend the license granted herein to any AFFILIATE if the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE.  LICENSEE must deliver to BOARD a true and accurate copy of such written agreement, and any modification or termination thereof, within 30 days after execution, modification or termination.

4.3    LICENSEE may grant sublicenses consistent with this AGREEMENT if LICENSEE is responsible for all obligations under this AGREEMENT including the payment obligations relating to sublicensees pursuant to Article 5 as if they were those of LICENSEE, whether or not such payments are made by the sublicensee to LICENSEE.  LICENSEE must deliver to BOARD a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within 30 days after execution, modification, or termination.  If this AGREEMENT is terminated, BOARD and UT SOUTHWESTERN agree to accept as successors to LICENSEE existing sublicensees in good standing at the date of termination, provided that the sublicensees consent in writing to be bound by all the terms and conditions of this AGREEMENT.

5.  PAYMENTS AND REPORTS

5.1   In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE will pay BOARD the following:

a.   a non-refundable license documentation fee in the amount of $10,000.00, due and payable within 30 days of LICENSEE’S receipt of a fully executed AGREEMENT from BOARD;

b.   an annual license reissue fee in the amount of [***], due and payable on each anniversary of the EFFECTIVE DATE beginning on the first anniversary;

c.    a running royalty equal to [***] of NET SALES;

d.    milestone fees according to the table below, due and payable within 30 days of each milestone event for a LICENSED PRODUCT:

Milestone Event	Milestone Fee
Initiation of PHASE 1 CLINICAL STUDIES	[***]
Initiation of PHASE 2 CLINICAL STUDIES	[***]
Initiation of PHASE 3 CLINICAL STUDIES	[***]
Filing of a new drug application	[***]
Regulatory Approval	[***]

[***] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

For the purpose of this Section 5.1e, “Initiation” means the date the first patient is dosed by or on behalf of LICENSEE;

e.    if LICENSEE is required to pay royalties to a third party under patents owned by such third party to manufacture, have manufactured, use, import, offer for SALE and/or SELL LICENSED PRODUCTS for use within FIELD, then LICENSEE may reduce the royalty payment owed to BOARD on the same LICENSED PRODUCT under Section 5.1c by [***] of the royalty paid to such third party, but in no event shall such reduction, alone or in combination with a reduction as described in Section 5.1f, result in a royalty of [***] of the royalties due pursuant to Section 5.1c;

f.    if LICENSEE is required to pay royalties on a LICENSED PRODUCT under any other license agreement between BOARD and LICENSEE covering any patents naming Philip Thorpe as inventor and developed at UT SOUTHWESTERN before the EFFECTIVE DATE, then LICENSEE may reduce the royalty payment owed to BOARD on the same LICENSED PRODUCT under Section 5.1c by [***] paid to BOARD under such other license agreement, but in no event shall such reduction, alone or in combination with a reduction as described in Section 5.1e, result in a royalty of less than [***] of the royalties due pursuant to Section 5.1c;

g.    all out-of-pocket expenses paid by UT SOUTHWESTERN prior to the EFFECTIVE DATE in filing, prosecuting and maintaining PATENT RIGHTS.  All future expenses will be paid in accordance with Paragraph 13.3;

h.    a sublicense fee of [***] of all consideration received by LICENSEE from any sublicensee pursuant to Paragraph 4.3 above, including but not limited to, marketing, distribution, franchise, option, annual license or license renewal fees and bonus and milestone payments, other than development milestones, and expressly excluding any up-front cash payments, milestones payments for development milestone events, including, but not limited to, those listed in Section 5.1d, royalties on NET SALES and research and development money, within 30 days of LICENSEE’S receipt of any such consideration.  In the event any such consideration is paid to LICENSEE in the form of equity securities, the value of such equity securities will be calculated as the average market value of the class of stock involved for 5 consecutive days preceding the transfer to LICENSEE, if a public market exists for same, or if no public market exists the price of such equity securities on the date of transfer to LICENSEE as determined by the sublicensee's board of directors.  In cases where the sublicense or assignment agreement calls for payment to LICENSEE of a premium over the market value, BOARD will also share [***] of the premium paid to LICENSEE.  In the event a sublicense agreement includes the type of consideration covered under this Section 5.1h for a combination of LICENSED SUBJECT MATTER and LICENSEE’S other technologies, the amount due will be reasonably determined by the parties based on the relative value of LICENSED SUBJECT MATTER and LICENSEE’S additional technology; and

i.    a sublicense fee of [***] of any up-front cash payment, including any initial license, license issuance or documentation fees, or [***], whichever is less, received by LICENSEE from any sublicensee pursuant to Paragraph 4.3 above within 30 days of LICENSEE’s receipt of any such consideration.  For the avoidance of doubt, in the event that LICENSEE does not receive any up-front cash payment in connection with any sublicense agreement, [***] shall be due by LICENSEE under this Section 5.1i.  In the event a sublicense agreement includes the type of consideration covered under this Section 5.1i for a combination of LICENSED SUBJECT MATTER and LICENSEE’S other technologies, the amount due will be reasonably determined by the parties based on the relative value of LICENSED SUBJECT MATTER and LICENSEE’S additional technology.

[***] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

5.2   In the event payments to BOARD due under Article 5 are late in excess of 30 days, a penalty equal to the lesser of 5% and the maximum rate allowed by applicable law of the amount due will be assessed and due additionally from LICENSEE for each such late payment, provided, however, that in the event there is a bona fide dispute as to whether such payment is due such 30 day period shall be tolled.

5.3   No multiple royalties shall be payable in the event that any LICENSED PRODUCT(S) or the manufacture, use or sale thereof is covered by more than one patent or patent application included in the PATENT RIGHTS.

5.4    During the term of this AGREEMENT and for 1 year thereafter, LICENSEE agrees to keep, and to require each of its sublicensees to keep, complete and accurate records of, respectively, its and its sublicensees’ SALES and NET SALES under the license granted in this AGREEMENT in sufficient detail to enable the royalties payable hereunder to be determined.  LICENSEE agrees to permit an independent accounting firm selected by BOARD and approved by LICENSEE, such approval not to be unreasonably withheld, at BOARD’s request and expense and with 14 days written notice, to examine its books, ledgers, and records during regular business hours, but not more than once in any 12-month period, for the purpose of and to the extent necessary to verify any report required under this AGREEMENT.  If the amounts due to BOARD are determined to have been underpaid by 10% or more in any given calendar quarter, LICENSEE will pay the cost of the examination and all overdue amounts with accrued interest at the highest allowable rate, provided that such independent accounting firm first agrees in writing to treat all information learned in connection with such examination as LICENSEE’s confidential information, in accordance with Article 12 hereof.

5.5    Within 30 days after March 31, June 30, September 30, and December 31 of each year of the valid term of this AGREEMENT, beginning immediately after the first SALE of a LICENSED PRODUCT, LICENSEE must deliver to BOARD a true and accurate written report, even if no payments are due BOARD, giving the particulars of the business conducted by LICENSEE and its sublicensee(s), if any exist, during the preceding calendar quarter under this AGREEMENT as are pertinent to calculating payments hereunder.  Such reports will be on a per-country and per-product basis and presented substantially in the form as shown in the attached Exhibit 2.  Simultaneously with the delivery of each report, LICENSEE must pay to BOARD the amount due, if any, for the period of each report.

5.6    On or before January 1 of each year, irrespective of having a first SALE or offer for SALE, LICENSEE must deliver to BOARD a written progress report as to LICENSEE’S (and any sublicensee’s) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER and LICENSEE’S (and sublicensee’s) commercialization plans for the upcoming year.

5.7   All amounts payable under this AGREEMENT by LICENSEE must be paid in United States dollars without deductions for taxes, assessments, fees, or charges of any kind (except such deductions as are expressly permitted in accordance with the definition of NET SALES).  Royalties accruing on SALES in countries other than the United States must be paid in United States dollars in amounts based on the rate of exchange as quoted in the Wall Street Journal (“WSJ”) as of the last business day of the reporting period.  If the WSJ does not publish any such rate, a comparable rate publication will be agreed upon from time to time by the parties, and with respect to each country for which such rate is not published by the WSJ or in a comparable publication, the parties will use the prevailing rate for bank cable transfers for such date, as quoted by leading United States banks in New York City dealing in the foreign exchange market.

5.8   All payments must be payable to UT SOUTHWESTERN and sent to the address listed in Paragraph 15.2.

6.  TERM AND TERMINATION

6.1   The term of this AGREEMENT shall commence on the EFFECTIVE DATE, and this AGREEMENT shall continue in full force and effect, on a country-by-country, LICENSED PRODUCT-by-LICENSED PRODUCT basis, until the later of (i) the final abandonment of all pending patent applications within the PATENT RIGHTS, or (ii) the expiration of the last to expire patent within the PATENT RIGHTS.

6.2    Any time after 3 years from the EFFECTIVE DATE, BOARD and UT SOUTHWESTERN have the right to terminate this license in any national political jurisdiction if LICENSEE, within 90 days after receiving written notice from UT SOUTHWESTERN of the intended termination, fails to provide written evidence reasonably satisfactory to UT SOUTHWESTERN that LICENSEE or its sublicensee(s) has:

a.   SALES in such jurisdiction; or

b.   an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, and/or production and/or SALES in any jurisdiction in accordance with LICENSEE’S business, legal, medical and scientific judgment and LICENSEE’S normal practices and procedures for products having similar technical and commercial potential.

6.3   This AGREEMENT will earlier terminate:

a.   automatically if LICENSEE becomes bankrupt and/or if the business of LICENSEE is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or

b.   upon 7 days written notice from BOARD if LICENSEE becomes insolvent unless, before the end of the 7 day period, LICENSEE provides BOARD with evidence of its solvency (for the purposes of this Section 6.3b, the term “insolvent” means substantially unable to pay its debts when they come due continuing for a period of 60 days or longer, and expressly excludes the failure to pay such debts for any other reason such as a billing discrepancy or a bona fide dispute); or

c.   upon 30 days written notice from BOARD if LICENSEE breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article 5 hereunder, unless, before the end of the 30 day period, LICENSEE has cured the breach or default and so notifies BOARD, stating the manner of the cure; or

d.   upon 90 days written notice if LICENSEE breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the 90 day period, LICENSEE has cured the breach or default and so notifies BOARD, stating the manner of the cure; or

e.   at any time by mutual written agreement between LICENSEE, UT SOUTHWESTERN and BOARD and subject to any terms herein which survive termination unless otherwise agreed by the parties in writing; or

f.   at any time by LICENSEE upon 90 days written notice to all parties and subject to any terms herein which survive termination; or

g.   under the provisions of Paragraph 6.2 if invoked.

6.4   Unless otherwise agreed by the parties in writing, if this AGREEMENT is terminated for any reason:

a.   nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;

b.   after the effective date of the termination, LICENSEE will provide BOARD with a written inventory of all LICENSED PRODUCTS in process of manufacture, in use or in stock.  LICENSEE, AFFILIATE or any sublicensee may SELL any such LICENSED PRODUCTS within the 90 day period following such termination if LICENSEE pays earned royalties thereon, and any other amount due pursuant to the terms of Article 5; and

c.   Each party, as applicable, will be bound by the provisions of Articles 10 (Indemnification And Insurance), 11 (Use Of Name), and 12 (Confidential Information) of this AGREEMENT.

7.  INFRINGEMENT BY THIRD PARTIES

7.1   LICENSEE, at its expense, may enforce PATENT RIGHTS against infringement in the FIELD by third parties and is entitled to retain recovery from such enforcement, provided, however, that after LICENSEE recovers it reasonable out-of-pocket legal expenses incurred in such enforcement, any recovery for actual damages or a reasonable royalty in lieu thereof will be considered NET SALES and subject to royalty payments pursuant to Section 5.1c.  If LICENSEE does not file suit against a substantial infringer of PATENT RIGHTS within 6 months of knowledge thereof and has not entered into good faith negotiations to sublicense such infringer, and such infringement has not otherwise ceased, then BOARD may enforce PATENT RIGHTS on behalf of itself and LICENSEE at BOARD’S sole expense, BOARD retaining all recoveries from such enforcement and/or reducing the license granted hereunder to non-exclusive with respect to the relevant patent(s).

7.2   In any infringement suit or dispute, the parties agree to cooperate fully with each other.  At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

8.  ASSIGNMENT

Except in connection with a merger, consolidation, reorganization or acquisition, or the sale of all, or substantially all, of LICENSEE’S assets to which this AGREEMENT relates to a third party with written notice to UT SOUTHWESTERN, LICENSEE may not assign this AGREEMENT without the prior written consent of BOARD, which will not be unreasonably withheld.

9.  PATENT MARKING

LICENSEE must permanently and legibly mark all products, packaging and documentation manufactured or SOLD by it under this AGREEMENT with a patent notice as may be permitted or required under Title 35, United States Code.

10.  INDEMNIFICATION AND INSURANCE

10.1    LICENSEE agrees to hold harmless and indemnify BOARD, INVENTORS, SYSTEM, UT SOUTHWESTERN, its Regents, officers, employees and agents (collectively, “Indemnitees”) from and against any claims, demands, or causes of action whatsoever, relating to this AGREEMENT, brought by any third party, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by LICENSEE, its AFFILIATES or their officers, employees, agents or representatives.  The obligations of LICENSEE stated in this Paragraph 10.1 shall apply only if an Indemnitee promptly notifies LICENSEE in writing following receipt of written notice of any claim or suit brought against Indemnitee in respect of which Indemnitee intends to invoke the provisions of this Paragraph 10.1.  Subject to the statutory duties of the Texas Attorney General, LICENSEE shall have the right to control the defense of any such action, including the right to select counsel to defend an Indemnitee and LICENSEE and to settle any claim or suit with the approval of SYSTEM and UT SOUTHWESTERN, which approval will not be unreasonably withheld, conditioned or delayed.  LICENSEE shall keep the Indemnitee informed on a regular basis of its defense of any claims pursuant to this Paragraph 10.1.

10.2   Beginning at the time when any LICENSED PRODUCT is being distributed or SOLD (including for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, LICENSEE will, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate, and LICENSEE will use reasonable efforts to have the BOARD, SYSTEM, UT SOUTHWESTERN, its officers, employees and agents named as additional insureds.  Such commercial general liability insurance will provide (i) product liability coverage; (ii) broad form contractual liability coverage for LICENSEE’S indemnification under this AGREEMENT; and (iii) coverage for litigation costs.  The minimum amounts of insurance coverage required will not be construed to create a limit of LICENSEE’S liability with respect to its indemnification under this AGREEMENT.

10.3   LICENSEE will provide BOARD with written evidence of such insurance upon BOARD’S request.  LICENSEE will provide BOARD with written notice of at least 15 days prior to the cancellation, non-renewal or material change in such insurance.

10.4   LICENSEE will maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during (i) the period that any LICENSED PRODUCT developed pursuant to this AGREEMENT is being commercially distributed or SOLD by LICENSEE or by a sublicensee or agent of LICENSEE; and (ii) the 5 year period immediately after such period.

11.  USE OF NAME

LICENSEE may not use the name of UT SOUTHWESTERN, SYSTEM, INVENTORS or BOARD without express written consent from the respective party except as required by governmental law, rule or regulation.  Consent for UT SOUTHWESTERN, SYSTEM and/or BOARD should be requested in writing at least 5 business days in advance and sent to:

Roy Bode
Vice President for Public Affairs
UT Southwestern Medical Center at Dallas
5323 Harry Hines Blvd.
Dallas, Texas  75390-8588
Email:  Roy.Bode@UTSouthwestern.edu
Phone:  214-648-7500
Fax:  214-648-7503

12.  CONFIDENTIAL INFORMATION

12.1   The parties agree that all information forwarded to one by the other for the purposes of this AGREEMENT (1) are to be received in strict confidence, (2) are to be used only for the purposes of this AGREEMENT, and (3) are not to be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

a.   was in the public domain at the time of disclosure;

b.   later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;

c.   was lawfully disclosed to the recipient party by a third party having the right to disclose it;

d.   was already known by the recipient party prior to disclosure by the disclosing party;

e.   was independently developed by the recipient; or

f.   is required by law or regulation to be disclosed, provided however, that the disclosing party shall first give the other party written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment.

12.2   Information shall not be deemed to be available to the public or to be in the recipient’s possession merely because it:

a.   includes information that falls within an area of general knowledge available to the public or to the recipient (i.e., it does not include the specific information provided by the other party); or

b.   can be reconstructed in hindsight from a combination of information from multiple sources that are available to the public or to the recipient, if not one of those sources actually taught or suggested the entire combination, together with its meaning and importance.

12.3   Each party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information, but in no event less than a reasonable degree of care.  This obligation shall exist while this AGREEMENT is in force and for a period of 3 years thereafter.

13.  PATENTS AND INVENTIONS

13.1   BOARD, UT SOUTHWESTERN and LICENSEE will select the patent attorney, patent agent and/or law firm responsible for searching, filing, prosecuting and maintaining patent applications and patents for LICENSED SUBJECT MATTER, such attorney, agent and/or law firm to be reasonably acceptable to BOARD, UT SOUTHWESTERN and LICENSEE.

13.2   If after consultation, both parties agree that a patent application should be filed for LICENSED SUBJECT MATTER, BOARD will authorize the preparation and filing of the appropriate patent application and such application will be considered PATENT RIGHTS.  If LICENSEE does not respond or make an effort to agree with BOARD on the disposition of rights in the subject invention, then BOARD may file an application at its own expense and LICENSEE will have no rights to such invention or any patent application or resulting patents.

13.3   LICENSEE will directly pay all costs for searching, filing, prosecuting and maintaining PATENT RIGHTS that accrue after the EFFECTIVE DATE.  Unless LICENSEE is handling such matters internally using its own employees, consultants or agents, LICENSEE will provide UT SOUTHWESTERN with evidence of payment of such costs within 30 days of LICENSEE’S receipt of invoices.  LICENSEE will notify UT SOUTHWESTERN if it does not intend to pay any such costs at least 90 days prior to the deadline for such payment.  If LICENSEE (1) notifies BOARD that it does not intend to pay costs associated with any patent application and/or patent under PATENT RIGHTS; or (2) fails to pay costs in a timely manner, then LICENSEE will have no further rights under this AGREEMENT to such patent application and/or patent.

13.4   LICENSEE will arrange to provide UT SOUTHWESTERN a copy of all patent applications filed for LICENSED SUBJECT MATTER for which LICENSEE has paid the cost as well as copies of any patent related communications, including, but not limited to, office actions, responses and, if applicable, invoices.  The parties each have the right to review and comment upon the wording of specifications, claims and responses to office actions prior to their submission to the appropriate patent office.

14.  ALTERNATE DISPUTE RESOLUTION

Any dispute or controversy arising out of or relating to this AGREEMENT, its construction or its actual or alleged breach will be decided by mediation.  If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Dallas, Texas in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association.  The arbitration panel will include members knowledgeable in the evaluation of biotechnology.  Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal.  The provisions of this Article 14 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration.  The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

15.  GENERAL

15.1   This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements, and understandings are hereby superseded.  No agreements altering or supplementing these terms may be made except by a written document signed by both parties.

15.2    Any payments required by this AGREEMENT must be payable to UT SOUTHWESTERN and sent to:

UT Southwestern Medical Center at Dallas
Office for Technology Development
5323 Harry Hines Boulevard
Dallas, Texas 75390-9094
ATTENTION:  Director for Technology Transfer

15.3   Any notice required by this AGREEMENT must be given by email or facsimile transmission confirmed by personal delivery (including delivery by reputable courier services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed in the case of BOARD and UT SOUTHWESTERN to:

UT Southwestern Medical Center at Dallas
Office for Technology Development
5323 Harry Hines Boulevard
Dallas, Texas 75390-9094
ATTENTION:  Director for Technology Transfer
Email:  TechnologyDevelopment@UTSouthwestern.edu
Phone:  (214) 648-1888
Fax:  (214) 648-1889

or in the case of LICENSEE to:

Peregrine Pharmaceuticals, Inc.
14272 Franklin Avenue, Suite 100
Tustin, California 92780
ATTENTION:  Steven King, Ph.D.
Email:  sking@peregrineinc.com
Phone:  (714) 508-6000
Fax:  (714) 838-5817

or other addresses as may be given from time to time under the terms of this notice provision.

15.4   LICENSEE must comply with all applicable national, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

15.5   This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas.  The Texas state courts of Dallas County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE hereby consents to the jurisdiction of such courts.

15.6   Failure by either party to enforce a right under this AGREEMENT will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

15.7   Headings are included herein for convenience only and shall not be used to construe this AGREEMENT.

15.8   If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

15.9   Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this AGREEMENT for failure or delay in fulfilling or performing any term of this AGREEMENT when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM	PEREGRINE PHARMACEUTICALS, INC.

By /s/ John A. Roan	By /s/ Steven W. King
John A. Roan	Steven W. King
Executive Vice President for Business Affairs	President and CEO
UT Southwestern Medical Center at Dallas

Date 9-3-05	Date 29 August 2005

Approved as to Content:

By /s/ Dennis K. Stone
Dennis K. Stone, M.D.
Vice President for Technology Development
UT Southwestern Medical Center at Dallas

Date 9/2/05

EXHIBIT 1

PATENT RIGHTS

a.   U.S. Provisional Patent Application Number 60/396,263, filed July 15, 2002, now lapsed, entitled “Antibodies and Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Viral Inhibition & Disease Treatment” (UT SOUTHWESTERN file reference UTSD:0892 PZ1);

b.   U.S. Patent Application Number 10/642,120, filed August 15, 2003, entitled “Methods For Treating Viral Infections Using Antibodies To Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0892 US);

c.   U.S. Patent Application Number 10/642,060, filed August 15, 2003, entitled “Combinations and Kits for Treating Viral Infections Using Antibodies to Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0892-1 US);

d.   U.S. Patent Application Number 10/642,119, filed August 15, 2003, entitled “Methods for Treating Viral Infections Using Immunoconjugates to Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0892-2 US);

e.   U.S. Patent Application Number 10/642,124, filed August 15, 2003, entitled “Compositions for Treating Viral Infections Using Immunoconjugates to Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0892-3 US);

f.   U.S. Patent Application Number 10/642,122, filed August 15, 2003, entitled “Combinations and Kits for Treating Viral Infections Using Immunoconjugates To Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0892-4 US);

g.   Australian Patent Application Number 2003247869, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 AU);

h.   Brazilian Patent Application Number PI0312692-7, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 BR);

i.   Canadian Patent Application Number 2,491,310, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 CA);

j.   Chinese Patent Application Number 03816751.4, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 CN);

k.   European Patent Application Number 03764600.7, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 EP);

Exhibit 1 Page 1 of 3

l.   Hong Kong Patent Application, based upon European Patent Application Number 03764600.7, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 HK);

m.   Israeli Patent Application Number 16526, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 IL);

n.   Indian Patent Application Number 416/DELNP/2005, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 IN);

o.   Japanese Patent Application Number 2004-521771, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 JP);

p.   South Korean Patent Application Number 2005-700602, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 KR);

q.   Mexican Patent Application Number PA/a/2005/000652, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 MX);

r.   New Zealand Patent Application Number 537690, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 NZ);

s.   Singapore Patent Application Number 200500378-5, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 SG);

t.   South African Patent Application Number 2005/0363, effective filing date July 15, 2003, entitled “Selected Antibodies and Duramycin Peptides Binding to Anionic Phospholipids and Aminophospholipids and Their Use in Treating Viral Infections and Cancer” (UT SOUTHWESTERN file reference UTSD:0893 ZA);

u.   U.S. Patent Application Number 10/621,269, filed July 15, 2003, entitled “Selected Antibody Compositions For Binding To Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0893 US);

v.   U.S. Patent Application Number 10/620,850, filed July 15, 2003, entitled “Selected Antibody Compositions and Methods For Binding To Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0893-1 US);

Exhibit 1 Page 2 of 3

w.   U.S. Patent Application Number 10/642,071, filed August 15, 2003, entitled “Cancer Treatment Methods Using Selected Antibodies to Aminophospholipids” (UT SOUTHWESTERN file reference UTSD: 893-2 US);

x.   U.S. Patent Application Number 10/642,058, filed August 15, 2003, entitled “Combined Cancer Treatment Methods Using Selected Antibodies to Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0893-3 US);

y.   U.S. Patent Application Number 10/642,118, filed August 15, 2003, entitled “Selected Antibody CDRs for Binding To Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0893-4 US);

z.   U.S. Patent Application Number 10/642,064, filed August 15, 2003, entitled “Liposomes Coated with Selected Antibodies That Bind to Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0893-5 US);

aa.   U.S. Patent Application Number 10/642,116, filed August 15, 2003, entitled “Combinations and Kits For Cancer Treatment Using Selected Antibodies to Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0893-6 US);

bb.   U.S. Patent Application Number 10/642,099, filed August 15, 2003, entitled “Selected Immunoconjugates for Binding To Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0893-7 US);

cc.   U.S. Patent Application Number 10/642,065, filed August 15, 2003, entitled “Cancer Treatment Methods Using Selected Immunoconjugates For Binding To Aminophospholipids” (UT SOUTHWESTERN file reference UTSD:0893-8 US);

dd.   International Patent Application Number PCT/US03/21925, filed July 15, 2003, entitled “Selected Antibodies & Duramycin Peptides Binding to Anionic Phospholipids & Aminophospholipids & Their Use in Treating Viral Infections & Cancer” (UT SOUTHWESTERN file reference UTSD:0893 WO);

ee.   U.S. Patent Application Number 10/642,059, filed August 15, 2003, entitled “Compositions Comprising Cell-Impermeant Duramycin Derivatives” (UT SOUTHWESTERN file reference UTSD:0968 US);

ff.   U.S. Patent Application Number 10/642,117, filed August 15, 2003, entitled “Anti-Viral Treatment Methods Using Phosphatidylethanolamine-Binding Peptide Derivatives” (UT SOUTHWESTERN file reference UTSD:0968-1 US);

gg.   U.S. Patent Application Number 10/642,121, filed August 15, 2003, entitled “Compositions Comprising Phosphatidylethanolamine-Binding Peptides Linked to Anti-Viral Agents” (UT SOUTHWESTERN file reference UTSD:0968-2 US); and

hh.   U.S. Patent Application Number 10/642,100, filed August 15, 2003, entitled “Anti-Viral Treatment Methods Using Phosphatidylethanolamine-Binding Peptides Linked to Anti-Viral Agents” (UT SOUTHWESTERN file reference UTSD:0968-3 US).

Exhibit 1 Page 3 of 3

EXHIBIT 2

ROYALTY REPORT

Period:	/ /	through	/ /

Licensee:_________________________________	Agreement #: L0892.Peregrine$

If license covers several product lines, please prepare a separate report for each product line. Then combine all product lines into a summary report.

Report Type:	☐ Single Product Line Report:	__________________________________________________
(Product Name)
☐ Multi-Product Summary Report (Page 1 of __ pages)

Country	Quantity Produced	Gross Sales ($)	*Less Allowances	Net Sales ($)	Royalty Rate	Conversion Rate (if applicable)	Royalties Due this period(US$)
USA
Canada
Japan
Other:

Sublicensees:
___________
___________

Subtotal:
Less Advanced Royalty Balance (if any):
TOTAL ROYALTIES DUE THIS PERIOD:

* Please indicate in the following space the specific types of deductions and the corresponding amounts used to calculate Allowances:

Prepared by --	Name:___________________________________________
Title:____________________________________________
Date:____________________________________________

Mail completed report and royalty payment (make checks payable to:  UT SOUTHWESTERN) to:

UT Southwestern Medical Center at Dallas
Office for Technology Development
5323 Harry Hines Boulevard
Dallas, Texas 75390-9094
ATTN:  Director for Technology Development

Exhibit 2 Page 1 of 1